UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
LandBridge Company LLC
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 30, 2025

Dear Shareholders:

You are cordially invited to attend the 2025 Annual Meeting (the “Annual Meeting”) of shareholders (“shareholders”) of LandBridge Company LLC (“LandBridge,” the “Company,” “we,” “us” or “our”) on June 10, 2025, at 9:00 a.m. Central Time. The Annual Meeting will be solely by means of remote communication conducted virtually via live webcast. You will be able to attend and participate in the Annual Meeting online and vote your common shares electronically. To register to attend the virtual meeting, please visit http://www.proxydocs.com/LB and enter your control number included on your Notice of Internet Availability or Proxy card (as defined below). Shareholders who have registered and choose to attend the Annual Meeting will be provided a link via email to the virtual meeting on the day of the meeting. In addition, although the live webcast is available only to shareholders at the time of the Annual Meeting, following completion of the Annual Meeting, a webcast replay will be posted as soon as practicable to the Investor Relations section of our website at https://ir.landbridgeco.com.

The matters expected to be acted upon at the Annual Meeting are described in the Proxy Statement (the “Proxy” or “Proxy Statement”). The Annual Meeting materials include the Proxy Statement, our annual report on Form 10-K for the fiscal year ended December 31, 2024 (the “Form 10-K”) and the Proxy card, each of which is enclosed (collectively, the “Proxy Materials”).

Please use this opportunity to vote on the business to come before the Annual Meeting. On or about April 30, 2025, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), instead of a paper copy of our Proxy Materials. The Notice of Internet Availability contains instructions on how to access the Proxy Materials electronically and how to cast your vote via the internet. The Notice of Internet Availability also contains instructions on how to request a paper copy of our Proxy Materials. All shareholders who have so requested will receive a paper copy of the Proxy Materials by mail. This Proxy Statement and accompanying form of Proxy are dated April 30, 2025, and are expected to be first made available to shareholders on or about April 30, 2025. Only shareholders of record at the close of business on April 11, 2025 may vote at the Annual Meeting and any postponement or adjournment of the Annual Meeting. All shareholders are cordially invited to participate in the Annual Meeting and any postponement or adjournment of the Annual Meeting. However, to ensure your representation at the Annual Meeting, please vote as soon as possible via the internet or telephone, as instructed in the Proxy Materials. Alternatively, you may submit your paper Proxy card by mail. Returning the paper Proxy card or voting electronically does NOT deprive you of your right to participate in the virtual meeting and to vote your common shares for the matters acted upon at the virtual meeting.

Your vote is important. Whether or not you expect to attend and participate in the Annual Meeting, please submit your Proxy electronically via the internet or by telephone, or complete, sign and date the paper Proxy card and return it in the pre-paid envelope provided.

Sincerely,

/s/ David N. Capobianco

David N. Capobianco

Chairman of the Board

LANDBRIDGE COMPANY LLC

5555 San Felipe Street, Suite 1200

Houston, Texas 77056

(713) 230-8864

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2025

Date, Time and Place:	LandBridge will hold its Annual Meeting of shareholders on June 10, 2025 at 9:00 a.m. Central Time via live webcast on the internet. To register to attend the virtual meeting, please visit http://www.proxydocs.com/LB and enter your control number on your Notice of Internet Availability or Proxy card. Shareholders who have registered and who choose to participate will be provided a link via email to the virtual meeting on the day of the Annual Meeting. The use of cameras, sound recording equipment, communication devices or other similar equipment is prohibited.

Items of Business:

1. To elect the 11 nominees identified in the accompanying Proxy Statement to serve as directors of LandBridge for a one-year term or until each such director’s successor is duly elected and qualified or until each such director’s earlier death, resignation, disqualification or removal (Proposal No. 1);

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of LandBridge for the fiscal year ending December 31, 2025 (Proposal No. 2); and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date:	Only shareholders of record at the close of business on April 11, 2025 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination ten days before the Annual Meeting by accessing the virtual meeting website at http://proxydocs.com/LB.

Proxy Voting:

Holders of our Class A shares representing limited liability company interests in the Company (the “Class A shares”) and holders of our Class B shares representing limited liability company interests in the Company (the “Class B shares” and, together with the Class A shares, the “common shares”) are entitled to one vote per common share held as of April 11, 2025, and shall vote together as a single class.

The approximate date on which the attached Proxy Materials are first being made available to shareholders is April 30, 2025. This Notice is not a form of voting and only presents an overview of the more complete Proxy Materials that have been mailed to you. The Proxy card also includes instructions on how to access our Proxy Materials over the internet and how to vote online, by telephone or by mail. We encourage you to review the Proxy Materials before voting.

By Order of the Board of Directors,

/s/ Scott L. McNeely
Scott L. McNeely
Executive Vice President, Chief Financial Officer
April 30, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2025: Our Proxy Materials are available free of charge at http://www.proxydocs.com/LB.

LANDBRIDGE COMPANY LLC

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	The purpose of the Annual Meeting is for shareholders to act upon the proposals described in this Proxy Statement.

Q:	What proposals are scheduled to be voted on at the Annual Meeting?

A:	Shareholders will be asked to vote on the following two proposals at the Annual Meeting:

1.

to elect the 11 directors identified in this Proxy Statement to serve for a one-year term or until each such director’s successor is duly elected and qualified or until each such director’s earlier death, resignation, disqualification or removal (Proposal No. 1); and

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 2).

Q:	Could matters other than Proposal No. 1 and Proposal No. 2 be decided at the Annual Meeting?

A:

Our Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) requires that we receive advance notice of any proposal to be brought before the Annual Meeting by shareholders, and we have not received notice of any such proposals. Our Board does not know of any other matters to be acted upon at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

Q:	How does our Board recommend I vote on these proposals?

A:	Our Board recommends that you vote your common shares:

•	“FOR” the nominees to our Board (Proposal No. 1); and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 2).

Q:	Can I attend the Annual Meeting in person?

A:	No. There is no physical location for the Annual Meeting this year. You are invited to attend the Annual Meeting by participating virtually if you are a shareholder of record as of the Record Date.

Q:	Why is the Annual Meeting being held only online?

A:

For this year, LandBridge determined to host the Annual Meeting virtually because, among other reasons, a virtual annual meeting provides expanded access and an opportunity for greater participation from any location around the world, effective communication methods and cost savings for our shareholders and the Company.

Q.	How can I participate in the Annual Meeting?

A:

The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. To attend, vote and submit questions during the Annual Meeting, shareholders of record must use their control number, which will be included on the Proxy card delivered to them, to log into https://www.proxydocs.com/LB. Beneficial shareholders (shareholders that hold in street name) who do not have a control number may gain access to the Annual Meeting by following the instructions provided by their bank, brokerage or other nominee. Instructions should also be provided on the voting instruction card provided by their bank, broker or other nominee.

The Annual Meeting webcast will begin promptly at 9:00 a.m. Central Time. We encourage you to access the Annual Meeting prior to the start time. We plan to have a webcast replay that will be posted as soon as practicable to the Investor Relations section of our website, which is located at https://ir.landbridgeco.com.

Q:	Who may vote at the Annual Meeting?

A:

Holders of record of our common shares as of the close of business on April 11, 2025 (the “Record Date”), are entitled to receive notice of, to attend and participate and to vote at the Annual Meeting. At the close of business on the Record Date, there were 23,255,419 Class A shares outstanding and entitled to vote and 53,141,496 Class B shares outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If your common shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those common shares, and these Proxy Materials were sent directly to you.

Beneficial Owner of Shares Held in Street Name: Shares Registered in the Name of a Bank, Broker or Nominee

If your common shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of common shares held in “street name,” and these Proxy Materials were forwarded to you by that organization.

Q:	How do I vote?

You may vote by virtual means during the Annual Meeting or by internet, mail or telephone prior to the Annual Meeting as described in your Proxy card.

Your vote is important. Regardless of whether you plan to virtually attend the Annual Meeting, we urge you to vote by Proxy to ensure that your vote is counted.

The procedures for voting are as follows:

Shareholder of Record: Common Shares Registered in Your Name

If you are a shareholder of record, you may vote as follows:

•	by telephone or via the internet in advance of the Annual Meeting—in order to do so, please follow the instructions shown on your Notice of Internet Availability or Proxy card;

•	by mail—simply complete, sign and date the enclosed Proxy card and return it before the Annual Meeting in the pre-paid envelope provided; or

•

vote by virtual means at the Annual Meeting—visit https://www.proxypush.com/LB and vote your common shares electronically before the polls close during the Annual Meeting. To participate and vote in the Annual Meeting, you will need the control number included on your Notice of Internet Availability or Proxy card.

You must register to vote and may do so by following the instructions on your Proxy card. Submitting your Proxy, whether by telephone, through the internet or by mail will not affect your right to vote by virtual means at the Annual Meeting should you decide to attend and participate in the meeting virtually.

Beneficial Owner: Common Shares Registered in the Name of a Broker or Other Nominee

If you hold your common shares in street name, please refer to the voting instructions provided by your bank, broker or other nominee to vote your shares. Beneficial owners voting by telephone or internet may submit votes until the polls are closed at the Annual Meeting. If you want to vote online at the Annual Meeting, you must obtain your legal Proxy number from your broker, bank or other nominee and use the information provided on the legal Proxy to access the Annual Meeting virtually.

Q:	How do I vote by Internet or telephone?

A.

If you wish to vote by telephone or internet, you may do so by following the voting instructions included on your Notice of Internet Availability or Proxy card. Please have each Notice of Internet Availability or Proxy card you received in hand when you vote over the internet or by telephone as you will need information specified therein to submit your vote. The giving of such a telephonic or Internet Proxy will not affect your right to vote (as detailed above) should you decide to attend online and participate in the Annual Meeting virtually.

The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.

Q:	What shares can I vote?

A:

Each common share issued and outstanding as of the Record Date is entitled to vote on all items being voted on at the Annual Meeting. You may vote all common shares owned by you as of the Record Date, including common shares held directly in your name as the shareholder of record, and common shares held for you as the beneficial owner in street name through a bank, broker or other nominee.

Q:	How many votes am I entitled to per common share?

A:	Each common share entitles its holder to one vote on each matter submitted to our shareholders.

Q:	What is the quorum requirement for the meeting?

A:

The holders of a majority of common shares entitled to vote at the Annual Meeting as of the Record Date must be present virtually or represented by Proxy at the Annual Meeting in order to hold, and conduct business at, the Annual Meeting. This presence is called a quorum. Your common shares are counted as present at the Annual Meeting if you are present and vote virtually at the Annual Meeting or if you have properly submitted a Proxy. On the Record Date, there were 23,255,419 Class A shares outstanding and entitled to vote and 53,141,496 Class B shares outstanding and entitled to vote. Thus, the holders of at least 38,198,458 common shares must be present virtually or represented by Proxy at the Annual Meeting to have a quorum. To the extent LandBridge Holdings LLC (“LandBridge Holdings”), as the sole holder of all of our Class B shares, is present virtually or represented by Proxy at the Annual Meeting, we will have a quorum for the purpose of conducting business at the Annual Meeting.

Q:	How are abstentions and broker non-votes treated?

A:

Abstentions (i.e., common shares present at the Annual Meeting and marked “abstain”) are deemed to be common shares present or represented virtually or by Proxy and entitled to vote and are counted for purposes of determining whether a quorum is present.

A broker non-vote occurs when the beneficial owner of common shares fails to provide the bank, broker or other nominee that holds the common shares with specific instructions on how to vote on any “non-routine” matters brought to a vote at the shareholders meeting. In this situation, the bank, broker or other nominee will not vote on the “non-routine” matters. Broker non-votes are counted for purposes of determining whether a quorum is present.

For Proposal No. 1, votes that are withheld from a director’s election and broker non-votes are not treated as votes cast “for” or “against” the proposal and, therefore, will have no effect on the outcome of the proposal. For Proposal No. 2, abstentions are not treated as votes cast and, therefore, will have no effect on the outcome of the proposal. Since Proposal No. 2 is a “routine” proposal (as discussed below), we do not expect any broker non-votes with respect to this proposal.

Note that if you are a beneficial owner, banks, brokers and other nominees will be entitled to vote your common shares on “routine” matters without instructions from you. The only proposal that would be considered “routine” in such event is the proposal for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 2). A bank, broker or other nominee will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you. This year, the only “non-routine” matter relates to the election of directors (Proposal No. 1). Accordingly, we encourage you to provide voting instructions to your bank, broker or other nominee regardless of whether you plan to attend the Annual Meeting virtually.

Q:	What is the vote required for each proposal?

A:	The votes required to approve each proposal are as follows:

•

Proposal No. 1: The election of a director by the shareholders at the Annual Meeting shall be determined by a plurality of the votes of common shares present virtually or represented by Proxy and entitled to vote on the election at the Annual Meeting. This means that the director nominees receiving the most affirmative votes will be elected to our Board. Votes that are withheld from a director’s election and broker non-votes will have no impact in the election of directors.

•

Proposal No. 2: Approval of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 shall be determined by a majority of the votes cast affirmatively or negatively by holders of common shares cast at the Annual Meeting. Abstentions will not be counted as a vote cast and will have no impact on this proposal. Brokers have discretionary authority in the absence of timely instructions to vote on this proposal. As a result, we do not expect any broker non-votes on this proposal.

Q:	If I submit a Proxy, how will it be voted?

A:

When Proxies are properly dated, executed and returned, the common shares represented by such Proxies will be voted at the Annual Meeting in accordance with the instructions of the shareholder included therein. If no specific instructions are given, the common shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, each Proxy holder will use his or her own judgment to determine how to vote his or her common shares held by proxy. If the Annual Meeting is postponed or adjourned, the Proxy holder can vote your shares on the new meeting date as well, unless you have revoked your Proxy instructions, as described below under “Can I change my vote or revoke my Proxy?”.

Q:	What should I do if I get more than one Proxy or voting instruction card?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of the Proxy Materials and multiple Proxy cards or voting instruction cards. For example, shareholders who hold common shares in more than one brokerage account may receive separate sets of Proxy Materials for each brokerage account in which common shares are held. Shareholders of record whose common shares are registered in more than one name will receive more than one set of Proxy Materials.

You should vote in accordance with all of the Proxy cards and voting instruction cards you receive relating to our Annual Meeting to ensure that all of your common shares are voted and counted.

Q:	Can I change my vote or revoke my Proxy?

A:	You may change your vote or revoke your Proxy at any time prior to the polls closing at the Annual Meeting.

If you are the shareholder of record, you may change your vote by:

•	granting a new Proxy bearing a later date (which automatically revokes the earlier Proxy) using any of the methods described above (and until the applicable deadline for each method);

•

providing a written notice of revocation to the Company’s General Counsel at LandBridge Company LLC, 5555 San Felipe Street, Suite 1200, Houston, Texas 77056, prior to your common shares being voted; or

•

participating in the Annual Meeting and voting electronically online at https://www.proxypush.com/LB. Participation alone at the Annual Meeting will not cause your previously granted Proxy to be revoked unless you specifically vote during the virtual meeting.

Please note, however, that if your common shares are held of record by a bank, broker or other nominee and you wish to revoke a Proxy, you must contact such bank, broker or other nominee to revoke any prior voting instructions.

Q.	Will I be able to ask questions and have these questions answered during the Annual Meeting?

A:

You may ask questions and have questions answered during the Annual Meeting. Shareholders who wish to submit a question in advance may do so by visiting our Annual Meeting website at https://www.proxydocs.com/LB. Shareholders also may submit questions live during the virtual meeting. We plan to reserve some time for shareholder questions to be read and answered by Company personnel during the Annual Meeting. In submitting questions, please note that we will only address questions that are germane to the matters being voted on at our Annual Meeting, as time permits. Additional information regarding the ability of shareholders to ask questions during the Annual Meeting, rules of conduct at the Annual Meeting, and other materials for the Annual Meeting will be available online and are accessible by following the instructions on your Proxy card.

Q:	What if I have technical difficulties or trouble accessing the virtual Annual Meeting website?

A:	If you encounter any technical difficulties accessing the virtual Annual Meeting during the check-in or meeting time, a phone number will be posted on the website to connect you to technical support.

Q:	How can I get electronic access to the Proxy Materials?

A:	The Proxy card will provide you with instructions regarding how to:

•	view our Proxy Materials for the virtual meeting through the internet; and

•	instruct us to send our future Proxy Materials to you electronically by email.

If you choose to receive future Proxy Materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the Proxy voting site. Your election to receive Proxy Materials by email will remain in effect until you terminate it.

Q:	Is there a list of shareholders entitled to vote at the Annual Meeting?

A:	The list of shareholders of record entitled to vote at the Annual Meeting will be available online for a period of at least ten days prior to the Annual Meeting at http://proxydocs.com/LB.

Q:	Who will tabulate the votes?

A:	Representatives of BetaNXT will serve as the Inspector of Elections and will tabulate the votes at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

Q:	I share an address with another shareholder, and we received only one paper copy of the Proxy Materials. How may I obtain an additional copy of the Proxy Materials?

A:

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.” If you wish to opt out of householding, and would like separate copies of the Proxy Materials mailed to each shareholder sharing your address, or if you are receiving multiple copies and would like to receive a single copy, please contact BetaNXT by telephone at 1-866-648-8133, through its website at www.investorelections.com/LB or by electronic mail at paper@investorelections.com. Beneficial owners (street name shareholders) sharing an address who are receiving multiple copies of the Proxy Materials and other shareholder communications and who wish to receive a single copy of such materials in the future will need to contact their bank, broker or other nominee to request that only a single copy of such materials be mailed to all shareholders at the shared address in the future.

Q:	What if I have questions about my common shares or need to change my mailing address?

A:

You may contact our transfer agent, Continental Stock Transfer & Trust Company, by telephone at (212) 509-4000, through its website at https://continentalstock.com/ or by U.S. mail at 1 State Street, 30th Floor, New York, NY 10004-1561, if you have questions about your common shares or need to change your mailing address.

Q:	Who is soliciting my Proxy and paying for the expense of solicitation?

A:

The Proxy for the Annual Meeting is being solicited by the Company on behalf of our board of directors (the “Board”). We will pay the cost of preparing, assembling, printing, mailing and distributing these Proxy Materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding Proxy Materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses. If you choose to access the Proxy Materials or vote via the internet or by phone, you are responsible for any internet access or phone charges you may incur.

Q:	What are the requirements to propose actions for consideration to be included in our Proxy Materials for our 2026 Annual Meeting?

Requirements for shareholder proposals to be considered for inclusion in our Proxy Materials for our 2026 Annual Meeting:

The LLC Agreement provides that shareholders, other than those party to the Shareholder’s Agreement (as defined below), may present proposals for inclusion in our proxy statement, including nominations of director nominees, by submitting their proposals in writing to our secretary at 5555 San Felipe Street, Suite 1200, Houston, Texas 77056. Shareholder proposals must comply with the requirements of our LLC Agreement and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. To be eligible for inclusion in the proxy statement for our 2026 Annual Meeting, shareholder proposals must be received by our secretary no later than December 31, 2025.

Requirements for shareholder proposals to be presented at our 2026 Annual Meeting:

Our LLC Agreement provides that shareholders may present proposals, including nominations of director nominees, to be considered at an annual meeting by providing timely notice.

To be timely for our 2026 Annual Meeting, our Secretary must receive the written notice:

•	not earlier than the close of business on December 31, 2025; and

•	not later than the close of business on January 30, 2026.

If we hold our 2026 Annual Meeting more than 30 days before or after June 10, 2026 (the anniversary of the immediately preceding annual meeting), then notice of a shareholder proposal must be received by the Secretary of the Company not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to our 2026 Annual Meeting or, if the first public announcement of the date of such annual meeting is less than 90 days prior to the date of our 2026 Annual Meeting, the 10th day following the day on which public announcement of the date of our 2026 Annual Meeting is first made by the Company.

A shareholder’s notice to our Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting the information required by our LLC Agreement. If a shareholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present such proposal at such meeting, and a qualified representative of such shareholder does not appear to present such proposal at such meeting, the proposal shall be disregarded and the proposed business shall not be transacted, notwithstanding that Proxies in favor thereof may have been received by the Company. A qualified representative of a shareholder is a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at such meeting.

Requirements for Director Nominees

Any shareholder who intends to solicit proxies in support of any director nominees must comply with the content requirements of SEC Rule 14a-19 (the SEC’s universal proxy rule) at the time it complies with the earlier deadlines in the Company’s advance notice provisions of our LLC Agreement. Thus, if a shareholder intends to solicit proxies in support of any director nominees submitted under the advance notice provisions of our LLC Agreement for the Company’s 2026 Annual Meeting, then such shareholder must also provide proper written notice that sets forth all the information required by SEC Rule 14a-19 to the Secretary of the Company at the principal office of the Company not less than 90 calendar days (January 30, 2026) nor more than 120 calendar days (December 31, 2025) prior to the anniversary date of the public announcement for the prior year’s annual meeting.

CORPORATE GOVERNANCE

We have a strong commitment to good corporate governance practices. These practices provide an important framework within which our Board, its committees and our management can pursue our strategic objectives in order to promote the interests of the Company and our shareholders.

Board Leadership Structure

Our Board does not have a policy regarding separation of the roles of chief executive officer and chairman of the board. Our Board believes it is in our best interests to make that determination from time to time based on circumstances.

Jason Long serves as our Chief Executive Officer (our principal executive officer) and David N. Capobianco serves as Chairman of the Board. Our Board believes that this leadership structure, separating the Chairman and Chief Executive Officer roles, is appropriate for the Company at this time, since it allows Mr. Long to focus on the day-to-day operations of the business and operational leadership. At the same time, Mr. Capobianco can focus on the strategic direction of the Company and leadership of our Board, including calling and presiding over meetings of our Board and serving as a liaison and supplemental channel of communication between our Board and the Chief Executive Officer.

Board Role in Risk Oversight

Consistent with our governance policies and procedures, our Board is responsible for assessing the major risks facing us and the options for their mitigation. This responsibility is largely satisfied by our Audit Committee, which is responsible for reviewing and discussing with management and our independent auditor any significant risks or exposures, including our financial risk exposures, and the Company’s policies and processes with respect to risk assessment and risk management and assessing the steps management has taken to monitor and control such risks.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the New York Stock Exchange (“NYSE”), taking into account the Company’s status as a “controlled company,” meaning a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company, under the NYSE rules that exempt the Company from certain corporate governance requirements, which set forth expectations for directors, director independence and qualification standards, Board committee structure and functions and other policies for the governance of our Company. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at https://ir.landbridgeco.com by clicking on “Governance Documents” under the “Governance” section of our website. Our Corporate Governance Guidelines are subject to modification from time to time by our Board as it may deem appropriate and in the best interests of the Company and its shareholders, or as required by applicable laws and regulations.

Composition of Our Board; Director Independence

Our Board consists of 11 directors, four of whom satisfy the independence requirements of the Exchange Act and the NYSE rules. Our Board has determined that each of Andrea Nicolás, Charles Watson, Ty Daul and Valerie P. Chase are independent within meaning of the NYSE rules and Rule 10A-3 of the Exchange Act.

In evaluating director candidates we assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of a committee of the board to fulfill its duties. In particular, we will assess candidates that:

•	have demonstrated notable or significant achievements in business, education or public service;

•	possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the Company and our shareholders.

We consider a number of additional qualifications in evaluating a person’s candidacy for membership on the Board. We may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of the board’s members to obtain a broad and diverse mix of board members.

Our LLC Agreement provides that our Board shall consist of such number of directors as shall be determined from time to time by our Board but shall not consist of less than nine directors. We have a single class of directors, and directors are subject to re-election on an annual basis at each annual meeting. Our Shareholder’s Agreement provides that, subject to compliance with applicable law and NYSE rules, for so long as LandBridge Holdings and certain affiliates beneficially own at least 40% of our outstanding common shares, LandBridge Holdings shall be entitled to designate a number of directors equal to a majority of the board of directors, plus one director; and for so long as LandBridge Holdings and such affiliates beneficially own at least 30%, 20% and 10% of our outstanding common shares, LandBridge Holdings shall be entitled to designate at least three directors, two directors and one director, respectively. After LandBridge Holdings and certain of its affiliates no longer beneficially own or control the voting of more than 40% of the outstanding common shares (the “Trigger Event”), our Board will be divided into three classes that are as nearly equal in number as is reasonably possible and each director will be assigned to one of the three classes; provided that LandBridge Holdings shall have the right to designate the initial class assigned to each director immediately following the occurrence of the Trigger Event. After the Trigger Event, at each annual meeting, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The initial terms of the Class I, Class II and Class III directors will expire at the first, second and third, respectively, annual meeting following the Trigger Event.

Our LLC Agreement does not provide for cumulative voting in the election of directors, which means that the holders of a majority of our issued and outstanding common shares can elect all of the directors standing for election, and the holders of the remaining common shares are not be able to elect any directors. LandBridge Holdings’ beneficial ownership of greater than 50% of our common shares means LandBridge Holdings is able to control matters requiring shareholder approval, including the election of directors. In addition, LandBridge Holdings maintains certain director designation rights.

Our directors hold office until the earlier of their death, resignation, retirement, disqualification or removal or until their successors have been duly elected and qualified. Certain provisions of our LLC Agreement are subject to the terms of the LandBridge Shareholder’s Agreement (as defined below), which is described below under “Nominations Process and Director Qualifications—Nomination to our Board.”

Our Status as a Controlled Company

Because LandBridge Holdings controls more than 50% of our voting power for the election of directors, we are a controlled company under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the NYSE rules. A controlled company is not required to have a majority of independent directors on its board of directors or to form an independent compensation or nominating and corporate governance committee. As a controlled company, we remain subject to the Sarbanes-Oxley Act and the rules of the NYSE that require us to have an audit committee composed entirely of independent directors.

If at any time we cease to be a controlled company, we intend to take all action necessary to comply with the Sarbanes-Oxley Act and the NYSE rules, including by appointing a majority of independent directors to our board of directors and establishing a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to a permitted “phase-in” period.

Audit Committee
We are required to have an audit committee of at least three members, and all of its members are required to meet the independence and experience standards established by each of the Exchange Act and the NYSE rules, subject to certain transitional relief described above. We have established an audit committee (the “Audit Committee”) compliant with each of the SEC and the NYSE rules. Our Audit Committee consists of Charles Watson, Ty Daul and Valerie P. Chase, each of whom is independent under the applicable rules of each of the SEC and the NYSE. Our Board has determined that Valerie P. Chase is an audit committee financial expert as defined by the SEC. Our Audit Committee operates under a written charter, which satisfies applicable SEC rules and NYSE rules and is available on our website at
https://ir.landbridgeco.com
in “
Governance Documents
” under the “
Governance
” section of our website.
The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters, including the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements and company policies and controls. The Audit Committee has the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The Audit Committee is also responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm has been given unrestricted access to the Audit Committee and our management.
Conflicts Committee
In accordance with the terms of our LLC Agreement, our Board may from time to time refer specific matters that may involve conflicts of interest to a conflicts committee. The members of any such conflicts committee cannot be officers or employees of LandBridge Holdings or its affiliates and must meet the independence and experience standards established by each of the SEC and the NYSE to serve on an audit committee of a board of directors. In addition, the members of any such conflicts committee cannot own any interest in LandBridge Holdings or its affiliates or any interest in us or our subsidiaries other than shares or awards, if any, awarded under the LandBridge Company LLC Long Term Incentive Plan (the “LTIP”).
Compensation Committee
Because we are a “controlled company” within the meaning of the NYSE rules, we are not required to, and do not currently expect to, have a compensation committee in the present or foreseeable future.
If and when we are no longer a “controlled company” within the meaning of each of the NYSE rules, we will be required to establish a compensation committee compliant with each of each of the SEC and NYSE rules. We anticipate that such a compensation committee would consist of three directors who will be “independent” under the applicable rules of each of the SEC and the NYSE. This committee would establish salaries, incentives and other forms of compensation for officers and other employees. Any compensation committee would also administer our incentive compensation and benefit plans. Upon formation of any compensation committee, we would expect to adopt a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of each of the SEC and the NYSE.
Insider Trading Policy
The Company has an insider trading policy (“Insider Trading Policy”) governing transactions in the Company’s securities that applies to directors, officers and employees, and to the Company itself in the repurchase of its own

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securities. We believe our Insider Trading Policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards applicable to the Company. A copy of the Company’s Insider Trading Policy was filed as Exhibit 19.1 to its Annual Report on Form
10-K
for the year ended December 31, 2024.
Anti-Hedging Policies
Pursuant to our Insider Trading Policy, the Company’s directors, executive officers and employees (collectively, the “Covered Persons”) may not engage in hedging transactions, short sales or transactions involving Company-based derivative securities, through transactions in Company securities or through the use of financial instruments designed for such purpose. Such hedging transactions, short sales and transactions involving Company-based derivative securities may result in a Covered Person becoming the beneficial owner of such Company securities without taking on the full risks and rewards of ownership, and therefore such Covered Person’s interests may not align with those of the Company’s shareholders generally.

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Policies and Practices Related to the Timing of Grants of Certain Equity-Based Awards
We do not currently grant stock options or stock appreciation rights (“SARs”) as part of our equity compensation programs, therefore we do not maintain a formal policy regarding the timing of stock option or SAR awards. During 2024, while the Board did not grant any stock options or SARs, neither the Board nor the Company times the disclosure of material nonpublic information to affect the value of other types of executive compensation awards granted to any service provider.
Board and Committee Meetings and Attendance
Our Board and its committees meet regularly throughout the year and also may hold special meetings and act by written consent from time to time. From June 28, 2024 through December 31, 2024, our Board met six times and our Audit Committee met two times.
From June 28, 2024 through December 31, 2024, each member of our Board attended at least 75% of the total number of meetings of the Board of Directors and of the meetings held by all board committees on which such director served.
Board Attendance at Annual Meeting of Stockholders
Our policy is to invite and encourage each member of our Board to be present at our annual meetings of shareholders. The Annual Meeting will be our first annual meeting following our initial public offering in June 2024 (“IPO”).
Communication with Directors
We believe that regular shareholder and stakeholder engagement is essential to our success as a company. Shareholders and other interested parties who wish to communicate with our Board as a group, our independent directors as a group, a committee of our Board or a specific member of our Board (including our Chairman of the Board) may do so by letters addressed to the attention of our General Counsel.
All communications are reviewed by the General Counsel and provided to the members of our Board, our independent directors as a group, a committee of our Board or a specific member of our Board (including our Chairman of the Board) as appropriate. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our Board will not be provided to directors. The mailing envelope must contain a clear notation indicating that the enclosed letter is an “LB Shareholder—Board Communication” or “LB Shareholder - Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of our Board, our independent directors as a group, a committee of our Board or a specific member of our Board (including our Chairman of the Board).
The address for these communications is:
LandBridge Company LLC
5555 San Felipe Street, Suite 1200
Houston, Texas 77056
Attn: General Counsel
Code of Business Conduct
Our Board has adopted a code of business conduct and ethics applicable to our employees, directors and officers in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE, which is available on our website at
https://ir.landbridgeco.com
by clicking on “
Governance Documents
” under

the “Governance” section of our website. Any waiver of our code of business conduct and ethics may be made only by our Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to Our Board

Given our status as a controlled company, our Board does not have a nominating and corporate governance committee. Instead, candidates for nomination to our Board are designated by LandBridge Holdings, our principal shareholder, and selected by our Board in accordance with our LLC Agreement, and are subject to the provisions of the Shareholder’s Agreement (as defined below). See “Certain Relationships and Related Transactions—Shareholder’s Agreement” for additional information about LandBridge Holdings’ ability to designate certain members of our Board.

Director Qualifications

The identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors and will be significantly influenced by the particular needs of our Board from time to time. The guidelines for selecting director nominees are set forth in “Corporate Governance—Composition of Our Board; Director Independence.”

The brief biographical description of each director set forth in “Proposal No. 1: Election of Directors” below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board at this time.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our Board currently consists of 11 directors. All of our current directors will stand for re-election at the Annual Meeting. Our Board proposes that each of the nominees named below be elected as a director for a one-year term expiring at our 2026 Annual Meeting, or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Unless otherwise instructed, shares represented by proxies will be voted “FOR” the election of each of the nominees named below. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than 11 directors. Shareholders may not cumulate votes for the election of directors.

Nominees to Our Board

The nominees and their ages, occupations and lengths of service on our Board as of the date of the Proxy are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name	Age	Position	Director Since
Jason Long	43	President and Chief Executive Officer; Director	June 2024
David N. Capobianco	55	Director, Chairman of the Board	June 2024
Matthew K. Morrow	56	Director	June 2024
Michael S. Sulton	48	Director	June 2024
Frank Bayouth	59	Director	June 2024
Kara Goodloe Harling	47	Director	June 2024
Ben Moore	61	Director	June 2024
Charles Watson(1)	75	Director	June 2024
Ty Daul(1)	58	Director	June 2024
Valerie P. Chase(1)	42	Director	June 2024
Andrea Nicolás	57	Director	September 2024

(1)	Members of our Audit Committee

Jason Long—President and Chief Executive Officer; Director. Mr. Long has served as our Chief Executive Officer since January 2024. Mr. Long has also served on our Board since the consummation of the IPO. Mr. Long previously served as our predecessor’s Co-Chief Executive Officer and Chief Operating Officer from its formation in September 2021 until December 2023. Mr. Long also currently serves as Chief Executive Officer of WaterBridge NDB Operating LLC and WaterBridge Operating LLC (collectively, “WaterBridge”) and has served in such roles since January 2025. Mr. Long previously served as President and Chief Executive Officer of WaterBridge from January 2024 to December 2024, Co-Chief Executive Officer and Chief Operating Officer of WaterBridge from May 2020 to December 2023 and as Co-President and Chief Operating Officer of WaterBridge from September 2018 to May 2020. Prior to joining WaterBridge, Mr. Long founded and served as President of EnWater Solutions, LLC and Pelagic Water Systems, LLC, each a produced water gathering and disposal company in the Delaware Basin, from January 2014 to September 2017. Mr. Long graduated from Texas Christian University with a Bachelor of Science. A native of West Texas, Mr. Long is an oil and natural gas entrepreneur with approximately 20 years’ experience founding and operating businesses.

We believe that Mr. Long’s role as our Chief Executive Officer, as well as his substantial experience founding and operating businesses, particularly in an industry in which we target customers, make him well qualified to serve as a member of our Board.

David N. Capobianco—Director. Mr. Capobianco has served as the Chairman of our Board since the consummation of the IPO. Mr. Capobianco has served as the Chief Executive Officer and Managing Partner of

Five Point Energy LLC (“Five Point”) since its founding in 2012. Prior to founding Five Point, Mr. Capobianco was a founder and co-head of the private equity group at Vulcan Capital. Mr. Capobianco currently serves as Chairman of the Board of NDB Midstream LLC, WaterBridge Holdings LLC, Twin Eagle Resource Management LLC, Deep Blue Midland Basin LLC, and Northwind Midstream Holdings LLC and as a member of the Board of San Mateo Midstream, LLC. He previously served as the Chairman of the Board of Vulcan Energy Corporation (formerly Plains Resources), a member of the Board and Chairman of the Compensation Committee of Plains All American Pipeline, L.P. (NYSE: PAA), a member of the Board of PAA/Vulcan Gas Storage (formerly Energy Center Investments), and Chairman of the Board of Vulcan Resources (formerly Calumet Florida). Before joining Vulcan, Mr. Capobianco served as senior member of the investment team at Greenhill Capital Partners, a member of the investment team of Harvest Partners and a member of the Energy Corporate Finance Group at Salomon Brothers. Mr. Capobianco received a Master of Business Administration from Harvard Business School and a Bachelor of Arts degree from Duke University.

We believe that Mr. Capobianco’s skills and experience, particularly his approximately 25 years of industry experience investing and building leading infrastructure businesses of the type we target as customers, make him well qualified to serve as a member of our Board.

Matthew K. Morrow—Director. Mr. Morrow has served on our Board since the consummation of the IPO. Mr. Morrow has served as the Chief Operating Officer and Managing Partner of Five Point since its founding in 2012. Prior to founding Five Point, Mr. Morrow served as President and Chief Executive Officer of ENSTOR Inc., one of the largest independent natural gas storage franchises in North America, prior to its sale to Iberdrola Energy Holdings, a North American natural gas marketing business. Following the sale of ENSTOR Inc. to Iberdrola Energy Holdings, Mr. Morrow served as the President and Chief Executive Officer of Iberdrola Energy Holdings. Mr. Morrow also served as a senior member at PPM Energy Canada Ltd, which focused on power generation, wind renewable and natural gas marketing and storage businesses. Prior to joining ENSTOR Inc. and PPM Energy Canada Ltd, Mr. Morrow held various senior positions with Texaco Natural Gas, culminating with his position as President. Mr. Morrow also currently serves as a director on the boards of WaterBridge, Twin Eagle Resource Management, LLC, Deep Blue Midland Basin LLC, Northwind Midstream Holdings LLC, and San Mateo Midstream, LLC. He also serves on the Board on Mission Lazarus, a non-profit organization with operations in Honduras and Haiti. He previously served as a director on the board of ENSTOR Inc., Iberdrola Energy Holdings and PPM Energy Canada Ltd. Mr. Morrow received a Master of Business Administration and a Bachelor of Science degree from Texas A&M University.

We believe that Mr. Morrow’s skills and experience, particularly his approximately experience leading and operating natural gas and renewable energy businesses of the type we target as customers, make him well qualified to serve as a member of our Board.

Michael S. Sulton—Director. Mr. Sulton has served on our Board since the consummation of the IPO. Mr. Sulton joined Five Point in January 2021 as its Executive Vice President and Partner. Prior to joining Five Point, Mr. Sulton served as a Managing Director of Piper Sandler & Co. (formerly Simmons & Company International), specializing in the energy industry. Throughout his 20-year investment banking career, Mr. Sulton has executed a wide range of transactions including mergers, divestitures and capital raises and participated in over 100 successful transactions. Mr. Sulton also currently serves on the board of Desert Environmental Holdings LLC. Mr. Sulton received a Bachelor of Business Administration from Southern Methodist University and a Master of Business Administration from the University of Texas.

We believe that Mr. Sulton’s skills and experience, particularly his approximately 25 years of investing experience over a wide range of transactions, make him well qualified to serve as a member of our Board.

Frank Bayouth—Director. Mr. Bayouth has served on our Board since the consummation of the IPO. Mr. Bayouth currently serves as Executive Vice President and General Counsel at Five Point and has served in such role since joining Five Point in January 2022. Prior to joining Five Point, Mr. Bayouth served in various roles with Skadden, Arps, Slate, Meagher & Flom LLP for over 30 years, including over 20 years as a Partner, where he specialized in mergers and acquisitions and general corporate and securities law matters. Mr. Bayouth also currently serves on the board of WaterBridge. Mr. Bayouth received a Bachelor of Business Administration in Accounting from Texas Tech University and a Juris Doctor from the University of Texas School of Law.

We believe that Mr. Bayouth’s legal, governance and merger and acquisitions expertise, which enable him to provide guidance in legal affairs, corporate governance and potential acquisitions, make him well qualified to serve as a member of our Board.

Kara Goodloe Harling—Director. Ms. Harling has served on our Board since the consummation of the IPO. Ms. Harling serves as the as the Chief Financial Officer and Chief Compliance Officer of Five Point. Prior to joining Five Point in February 2024, Ms. Harling served as the Chief Operating Officer and Chief Compliance Officer of Mountain Capital Management, LLC from January 2016 to February 2024. Ms. Harling also previously served as Chief Accounting Officer and Corporate Controller for Ascent Resources from January 2015 to January 2016. Prior to joining Ascent Resources, she served in multiple roles with American Energy Partners, LP. Ms. Harling began her career with Arthur Anderson in 2000 and joined Ernst & Young LLP in 2002, where she ultimately served as Partner before joining American Energy Partners, LP. Ms. Harling received a Bachelor of Business Administration in Accounting from Texas A&M University. Ms. Harling is a Certified Public Accountant in the State of Texas.

We believe that Ms. Harling’s skills and experience, particularly her financial experience across a variety of industries, including in the oil and natural gas industry for businesses of the type we target as customers, make her well qualified to serve as a member of our Board.

Ben Moore—Director. Mr. Moore has served on our Board since the consummation of the IPO. Mr. Moore joined Five Point in 2015, where he served as Executive Vice President and Partner until November 2024. Mr. Moore serves as Executive Vice President of Subsurface and Sequestration at Northwind Midstream Partners, a wholly-owned portfolio company of Five Point. Prior to Five Point, Mr. Moore served as CEO and President of NorTex Midstream Partners, a gas storage and processing company located in the Fort Worth Basin for two years. Prior to joining Nortex, Mr. Moore served for 12 years with Enstor, the gas midstream subsidiary of Iberdrola, working as the Vice President of Operations and Engineering and formerly as the Vice President of Business Development. Mr. Moore also served in various engineering and marketing roles in the upstream industry for Dominion Energy, Shell Oil, and Tenneco Oil. Mr. Moore earned a Bachelor of Science in Petroleum Engineering from the University of Oklahoma in 1986 and a Master of Business Administration from Duke University in 1994.

We believe that Mr. Moore’s over 35 years of upstream and midstream energy industry experience, particularly in operations, engineering, and compliance, make him well qualified to serve as a member of our Board.

Charles Watson—Director. Mr. Watson has served on our Board since the consummation of the IPO and currently serves as a member of the Audit Committee. Mr. Watson was chairman and co-founder of Twin Eagle, a midstream terminal and logistics company and an affiliate of Five Point, from 2010 until his retirement in 2023, and currently remains on the board. He was chairman of Eagle Energy Partners, which he co-founded in 2003 and sold to Lehman Brothers in 2007. In 2008, Mr. Watson led the purchase of Eagle Energy Partners from Lehman Brothers and sale to Électricité de France (EDF). Mr. Watson was the chairman and CEO of Houston-based Dynegy Inc., a power generator, natural gas liquids producer and a large North American natural gas and power marketer. He established NGC Corp., Dynegy’s predecessor, in 1985 and served as chairman and CEO until his departure in May 2002. Mr. Watson worked at Conoco from 1972 until his departure in 1985.

He is currently on the board of Baylor College of Medicine. Mr. Watson is a past board member of Mainstream Renewable Power, a global developer of wind and solar plants. He was also on the board of Baker Hughes Inc. from 1990 to 2015. He is a member of the Angeleno Group board of advisors and also serves on the advisory council for DocuSign. Mr. Watson co-founded Caldwell Watson Real Estate Group in 1996. Mr. Watson served as governor, trustee and chairman of the Oklahoma State University Foundation and was inducted into the OSU Alumni Hall of Fame in 1997. Mr. Watson earned a bachelor’s degree in economics from Oklahoma State University in 1972.

We believe that Mr. Watson’s skills and experience, particularly as an executive and entrepreneur in the energy industry, make him well qualified to serve as a member of our Board.

Ty Daul—Director. Mr. Daul has served on our Board since the consummation of the IPO and currently serves as a member of the Audit Committee. Mr. Daul has served as Chief Executive Officer and a member of the Board of Directors of Primergy Solar, a developer, owner and operator of both distributed and utility scale solar photovoltaic and energy storage projects across North America, since May 2020. Prior to Primergy, Mr. Daul served as Vice President of Canadian Solar’s energy project development business throughout North and South America from March 2017 to May 2020, and was President of Recurrent Energy Group, a wholly owned subsidiary of Canadian Solar that functions as the company’s U.S. project development arm. Prior to Canadian Solar, Mr. Daul served as Senior Vice President, Americas Power Plants of SunPower Corporation from May 2015 to March 2017. In addition, Mr. Daul served on the Board of 8point3 Energy Partners LP, the publicly traded “yieldco” formed by SunPower Corporation and First Solar, Inc., from June 2015 to March 2017. Prior to joining SunPower, he co-founded Element Power in 2009 and oversaw the company’s wind and solar businesses in the Americas for five years. With more than three decades of experience in the power generation industry, Mr. Daul has been involved in more than 11 gigawatts of operating wind, solar and battery energy storage projects representing well over $13 billion of total investment and is currently responsible for a 22 GW portfolio of solar and battery energy storage projects, with over 1.7 GW of solar and 1.5 GW hours of energy storage in under construction or in operations totaling over $2.2 billion of investment. Mr. Daul’s energy industry experience also includes seven years at Iberdrola Renewables Inc. (formerly PPM Energy Inc.), Entergy Corp. and Newport Generation Ventures, LLC. He is currently on the Board of Directors at Shoals Technologies Group, Inc. where he is on the Audit Committee; a member of the Board of Directors of the Solar Energy Industries Association; and on the Board of Directors of Infinigen Renewables, a Puerto Rico based clean energy IPP. Mr. Daul also served on the Wind Solar Alliance Board for more than seven years. He earned a B.S. in mechanical engineering from the University of Washington and an MBA from Texas A&M University.

We believe that Mr. Daul’s skills and experience, particularly his extensive experience serving in leadership roles in the energy and renewables industry, make him well qualified to serve as a member of our Board.

Valerie P. Chase—Director. Ms. Chase has served on our Board since the consummation of the IPO and currently serves as a member of the Audit Committee. Ms. Chase’s experience includes 20 years in the finance and accounting industry. She has broad experience across the finance function including technical accounting and SEC reporting, internal controls implementation and compliance, acquisitions and divestitures, cybersecurity and system implementations. From 2018 to 2021, Ms. Chase served as the Vice President, Chief Accounting Officer and Controller of Magnolia Oil & Gas Corporation. From 2010 to 2018, Ms. Chase served in roles of increasing responsibility with Apache Corporation (now APA Corporation), culminating in her role as the head of accounting policy and financial controls. Ms. Chase began her career with Ernst & Young LLP in 2005. From 2021 to 2024, Ms. Chase served on the board of HF Foods Group Inc. (NASDAQ: HFFG), serving as chair of both the Audit Committee and the Special Transaction Review Committee. Ms. Chase holds a Bachelor of Economics degree and a Master of Accounting degree from the University of Michigan in Ann Arbor and is a Certified Public Accountant in the State of Texas.

We believe Ms. Chase’s qualifications to sit on our Board include her experience in finance, accounting and corporate governance, as well as her expertise in accounting procedures, policies and financial controls.

Andrea Nicolás—Director. Ms. Nicolás has served on our Board since September 2024. Ms. Nicolás served in various roles with Skadden, Arps, Slate, Meagher & Flom LLP for over 20 years beginning in 1998, including 14 years as a Partner, where she specialized in capital markets financing and general corporate and securities law matters. Ms. Nicolás also currently serves on the board of directors of Ohmium International Inc. Ms. Nicolás received a Bachelor of Science in Microbiology from State University of Maryland at College Park, a Ph.D. in Molecular Microbiology from Columbia University Graduate School of Arts and Sciences and a Juris Doctor from Columbia University School of Law.

We believe that Ms. Nicolás’ legal, governance and capital markets expertise enable her to provide guidance in legal affairs, corporate governance and capital markets transactions and make her well qualified to serve as a member of our Board.

OUR BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR ELECTION AS DIRECTORS FOR PROPOSAL NO. 1

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratifying Our Certifying Accountants for 2025

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2025, and our Board is asking shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, our Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Deloitte for ratification by shareholders as a matter of good corporate practice.

Deloitte has continuously served as our independent registered public accounting firm since the consummation of our IPO and as our predecessor’s independent auditor since 2021. A representative of Deloitte is expected to be present during the Annual Meeting and, if present, Deloitte will have an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions from the shareholders during the Annual Meeting.

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed to us (or our predecessor) by Deloitte for professional services rendered for the fiscal year ending on December 31, 2024 and December 31, 2023.

	Year Ended December 31,
Deloitte & Touche LLP	2024	2023
Audit Fees	$1,725,832	$284,700
Audit-Related Fees	—	—
Tax Fees	577,525	306,566
All Other Fees	64,706	16,447

Total Fees	$2,368,063	$607,713

(1)

Includes fees for audits of annual financial statements, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.

Audit Committee Pre-Approval Policy

Our Audit Committee Pre-Approval Policy provides for the pre-approval of certain audit and permissible non-audit services provided by our independent registered public accounting firm, the scope of services provided by our independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the nature of services provided by our independent registered public accounting firm in accordance with the Pre-Approval Policy, and the fees for the services performed to date.

OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of our Audit Committee is not considered to be “soliciting material,” “filed” with or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), unless and only to the extent that we specifically incorporate it by reference.

Primary Oversight Responsibilities

Management is responsible for the Company’s financial reporting process, including the responsibility to prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or GAAP, or as to the independence of the independent registered public accounting firm. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm. The Audit Committee’s responsibilities are described in its charter. A copy of the Audit Committee’s charter is available on our website at https://ir.landbridgeco.com by clicking on “Governance Documents” under the “Governance” section of our website.

Oversight of Independent Registered Public Accounting Firm

In connection with the evaluation, appointment and retention of the independent registered public accounting firm, at least annually the Audit Committee reviews and evaluates the independence and quality control procedures of the independent registered public accounting firm and the experience and qualifications of its senior personnel providing audit services to the Company. In connection with this assessment, the Audit Committee shall ensure the receipt of and review formal written statements from the independent auditor delineating all relationships between the auditor and the Company, consistent with applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee shall engage in an active dialogue with the independent auditor concerning any disclosed relationships or services that may impact the objectivity and independence of the auditor and take, or recommend that the Board take, appropriate action to oversee and ensure the independence of the auditor. Based on this overall evaluation, the Audit Committee retained Deloitte as our independent registered public accounting firm for 2024.

2024 Audited Consolidated Financial Statements

In fulfilling its oversight role for the year ended December 31, 2024, our Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2024 with management and Deloitte. Our Audit Committee has also discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

Our Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with our Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its charter, our Audit Committee recommended to our Board that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC.

Submitted by the Audit Committee

Valerie P. Chase, Chair

Charles Watson

Ty Daul

EXECUTIVE OFFICERS

The following table and narrative description set forth certain information concerning our executive officers as of the date of the Proxy:

Name	Age	Position
Jason Long	43	President and Chief Executive Officer; Director
Scott L. McNeely	41	Executive Vice President, Chief Financial Officer
Harrison Bolling	42	Executive Vice President and General Counsel
Jason Williams	46	Executive Vice President, Chief Administrative Officer

Jason Long. For a brief biography of Mr. Long, please see “Proposal No. 1: Election of Directors.”

Scott L. McNeely—Executive Vice President, Chief Financial Officer. Mr. McNeely has served as our Executive Vice President, Chief Financial Officer since January 2024. Mr. McNeely joined our predecessor in September 2021 as Vice President, Finance. Mr. McNeely also currently serves as Executive Vice President, Chief Financial Officer, of WaterBridge and has served in such role since January 2024. Mr. McNeely previously served as Senior Vice President, Finance of WaterBridge from January 2023 to December 2023, Vice President, Finance of WaterBridge from July 2019 to December 2022, and Director of Finance of WaterBridge, from April 2018 to June 2019. Prior to joining WaterBridge, Mr. McNeely served as an Investment Banking Senior Associate at Citigroup from June 2015 to March 2018. Prior to serving in such role, Mr. McNeely served in various roles within the intelligence community, including for CACI International Inc. (NYSE: CACI) from 2010 to 2012 and Leidos Holdings Inc. (NYSE: LDOS) from 2012 to 2014. Before joining CACI International, Mr. McNeely served as an active-duty Air Force intelligence officer from 2005 to 2010. Mr. McNeely graduated from the University of California, Riverside with a Bachelor of Science in Computational Mathematics in 2005, the University of Oklahoma with Master of Arts in International Relations in 2011 and the Kellogg School of Management at Northwestern University with a Master of Business Administration in 2016.

Harrison Bolling—Executive Vice President and General Counsel. Mr. Bolling has served as our Executive Vice President and General Counsel since our formation in September 2023. Mr. Bolling joined our predecessor in September 2021 as its Senior Vice President, General Counsel. Mr. Bolling also currently serves as the Executive Vice President and General Counsel of WaterBridge and has served in such role since March 2018. Prior to joining WaterBridge, Mr. Bolling served as Vice President and General Counsel of Core Midstream from May 2017 to February 2018. Before joining Core Midstream, Mr. Bolling served as Assistant General Counsel of PennTex Midstream Partners, L.P. (Nasdaq: PTXP) from January 2015 to February 2017. Prior to PennTex, Mr. Bolling served as an associate at Bracewell LLP from September 2008 to December 2014. Mr. Bolling received a Bachelor of Science in History and Economics from Vanderbilt University in 2005 and a Juris Doctor from the University of Texas School of Law in 2008.

Jason Williams—Executive Vice President, Chief Administrative Officer. Mr. Williams has served as our Executive Vice President, Chief Administrative Officer since January 2024. Mr. Williams joined our predecessor in September 2021 as its Senior Vice President, Chief Accounting Officer. Mr. Williams also currently serves as the Executive Vice President, Chief Administrative Officer of WaterBridge and has served in such role since January 2024. Mr. Williams joined WaterBridge as Vice President, Chief Accounting Officer in September 2019 and previously served as Senior Vice President, Chief Accounting Officer of WaterBridge from January 2021 to December 2022 and Executive Vice President, Chief Accounting Officer of WaterBridge from January 2023 to December 2023. Prior to joining WaterBridge, Mr. Williams served in various roles for BHP Groups Limited, a public multinational mining and metals company, including most recently as Acting Vice President, Accounting and Reporting and previously as Finance Manager Permian and Eagle Ford in which he managed 3,000 wells and 600 miles of pipelines. Before BHP, Mr. Williams served in various roles for Willbros Group, Inc., a global engineering and contractor company, including most recently as a controller. Prior to Willbros, Mr. Williams worked as an auditor at Grant Thornton LLP from January 2005 to December 2006. Mr. Williams received a Bachelor of Science in Accounting from the University of Houston, Clear Lake, in 2004.

EXECUTIVE COMPENSATION

We are currently considered an “emerging growth company” within the meaning of the Securities Act and the Exchange Act, including for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations generally extend only to each individual who, during the last completed fiscal year, served in the role of our principal executive officer, and to our two most highly compensated executive officers (such individuals referred to herein as “Named Executive Officers”).

With respect to the year ended December 31, 2024, our Named Executive Officers were as follows:

Name	Position
Jason Long	President and Chief Executive Officer; Director
Scott L. McNeely	Executive Vice President, Chief Financial Officer
Harrison Bolling	Executive Vice President and General Counsel
Jason Williams	Executive Vice President, Chief Administrative Officer

Shared Services Agreement

We manage our operations through a shared services agreement (the “Shared Services Agreement”) with certain affiliates of WaterBridge (the “Manager”). Pursuant to the Shared Services Agreement, the Manager provides us with its senior executive management team which includes each of our Named Executive Officers, as well as general, administrative, overhead and operating services to support our business and development activities. Such general and administrative services include, but are not limited to, legal services, information technology, accounting, financial and tax services and land administrative services. The fee that we pay under the Shared Services Agreement is intended to cover certain allocated compensation and benefits costs for the management team that provides services to us. Such allocations are made by the Manager among us and our affiliates in good faith based upon the time that is devoted by our management team to us and our affiliates party to the Shared Services Agreement, but there is not a specific allocation of value to any one person or any one item of compensation or benefits paid or provided to any specific person. We also do not participate in making decisions regarding the type or amount of compensation or benefits that are provided to the Named Executive Officers for those services.

2024 Summary Compensation Table

As described above, the Named Executive Officers are employed and compensated by the Manager. The Summary Compensation Table is intended to summarize the specific compensation awarded to, earned by or paid to our Named Executive Officers for the fiscal years ended December 31, 2024 and 2023 for services to us and our subsidiaries, but due to the structure of the Shared Services Agreement, we generally do not allocate a specific percentage or value to the individual elements of our Named Executive Officers’ compensation that would otherwise be shown within specific columns of the Summary Compensation Table, except as noted below.

For the 2023 and 2024 years, there were certain compensatory awards granted to the Named Executive Officers that were not covered by the Shared Services Agreement. WaterBridge NDB LLC (“NDB LLC”) granted Management Incentive Units to the Named Executive Officers in 2023, and LandBridge Holdings granted Incentive Units to the Named Executive Officers in 2024 (in each instance, the “Incentive Units”), which were not covered by the Shared Services Agreement (see the narrative below under the title “Incentive Unit Awards” for more information on changes made to the Incentive Units in 2024). For the Incentive Units granted to our Named Executive Officers in both years, we have reflected such Incentive Units in the Summary Compensation Table as an option award grant. In 2024, we also granted restricted stock units (“RSUs”) to the Named Executive Officers under the LTIP, which also fall outside of the Shared Services Agreement.

For the year ended December 31, 2024, we paid approximately $10.1 million for shared services and direct cost reimbursements pursuant to the Shared Services Agreement, inclusive of a one-time bonus upon completion of the IPO of approximately $5 million. However, in neither year were there allocable costs specific to the compensation of our Named Executive Officers other than with respect to the exceptions to the Shared Services Agreement described above.

The table below set forth all the compensation awarded to, earned by, or paid to our Named Executive Officers during fiscal years ended December 31, 2024 and 2023 (to the extent that they were also deemed to be Named Executive Officers in that year).

Name and Principal Position	Year	Bonus ($)(1)	Share Awards ($)(2)	Option Awards ($)(3)	Total ($)
2024 Named Executive Officers
Jason Long
President and Chief Executive Officer; Director	2024	1,000,000	7,940,409	15,666,920	24,607,329
	2023	—	—	888,523	888,523
Scott L. McNeely
Executive Vice President, Chief Financial Officer	2024	850,000	2,895,200	7,833,460	11,578,660
	2023	N/A	N/A	N/A	N/A
Harrison Bolling
Executive Vice President, General Counsel	2024	800,000	2,317,992	7,833,460	10,951,452
	2023	—	—	519,604	519,604
Jason Williams
Executive Vice President, Chief Administrative Officer	2024	800,000	2,317,992	7,833,460	10,951,452
	2023	N/A	N/A	N/A	N/A

(1)	The amounts reported in this column for 2024 represent a one-time bonus in recognition of the Named Executive Officers’ efforts in connection with the successful consummation of the IPO.
(2)

The amounts reported in this column for 2024 represent the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of RSUs granted to the Named Executive Officers in 2024 under the LTIP, disregarding the estimate of forfeitures. Additional details regarding assumptions used to value these RSU awards may be found in Notes 1 and 10 to our consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

(3)

We believe that, despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock option awards, and accordingly should be classified as options under the definition thereof provided in Item 402(m)(5)(i) of Regulation S-K as an instrument with an option-like feature. The amounts reflected for 2023 and 2024 within this column show the grant date value of the Incentive Units granted pursuant to the incentive unit program of LandBridge Holdings, in accordance with FASB ASC Topic 718. Pursuant to SEC rules, all amounts shown in this column exclude the effect of estimated forfeitures related to service-based vesting conditions. Additional detail regarding the Incentive Units is included in Notes 1 and 10 to our consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2024, which consist of RSUs granted under the LTIP and the Incentive Units granted pursuant to the incentive unit program of LandBridge Holdings, the terms and conditions of which are contained in the limited liability company agreement of LandBridge Holdings and further discussed below under “—Additional Narrative Disclosure Regarding Executive Compensation Matters.”

Name	Grant Date		Stock Awards		Option Awards(3)			Option Exercise Price ($)	Option Expiration Date
			Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Securities Underlying Unexercised Options (#) Exercisable(4)	Number of Securities Underlying Unexercised Options (#) Unexercisable(5)
Jason Long	7/1/24				—	4,000	(6)	—	—
	7/15/24		254,827	16,461,824				—	—
	7/1/24	(7)			114	228	(8)	—	—
	7/1/24	(7)			650	—		—	—
								—	—
Scott L. McNeely	7/1/24				—	2,000	(6)	—	—
	7/15/24		92,914	6,002,244				—	—
	7/1/24	(7)			93	187	(8)	—	—
	7/1/24	(7)			150	—		—	—
								—	—
Harrison Bolling	7/1/24				—	2,000	(6)	—	—
	7/15/24		74,390	4,805,594				—	—
	7/1/24	(7)			67	133	(8)	—	—
	7/1/24	(7)			375	—		—	—
Jason Williams	7/1/24				—	2,000	(6)	—	—
	7/15/24		74,390	4,805,594				—	—
	7/1/24	(7)			100	200	(8)	—	—
	7/1/24	(7)			150	—		—	—

(1)

The amounts in this column reflect outstanding time-based RSU awards granted to Named Executive Officers, each of which vests at one-third of the total RSUs granted on each of the first three anniversaries of July 1, 2024, generally subject to continued employment through each applicable vesting date.

(2)

The amounts reflected in this column would represent the market value of the common stock underlying the RSU awards granted to the Named Executive Officers as set forth in the preceding column, computed based on the closing price of our common stock on December 31, 2024, which was $64.60.

(3)

We believe that, despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock options, and as such, they are properly classified as “options” under the definition provided in Item 402(m)(5)(i) of Regulation S-K as an instrument with an “option-like feature.” Each Incentive Unit is granted with a specific hurdle amount, or distribution threshold, and will only provide value to the holder based upon our growth above that hurdle amount. Because the Incentive Units are not traditional options, there is no exercise price or expiration date associated with the awards in the table above. A more detailed description of the Incentive Unit program is provided in the narrative below. Fractional Incentive Units have been rounded to the nearest whole share for purposes of this table. Any actual cash expense associated with the Incentive Units is borne solely by LandBridge Holdings and not by us. Distributions attributable to Incentive Units are based on returns received by investors of LandBridge Holdings and are neither an obligation of ours nor taken into consideration for distributions to our investors.

(4)	Incentive Units that are reflected as “exercisable” were vested as of the date of this filing, although not yet settled.
(5)	Incentive Units reflected as “unexercisable” were still subject to time-based vesting conditions as of the date of this filing.
(6)

Each Incentive Unit vests in three equal annual installments commencing on the first three anniversaries of June 27, 2024, subject to the Named Executive Officer’s continued service through the applicable vesting date.

(7)

The awards in these two rows reflect the grant date of the replicated Incentive Units granted to the Named Executive Officers in connection with the division of NDB LLC into two Delaware limited liability companies in accordance with a plan of division: (i) NDB LLC and (ii) LandBridge Holdings, a new Delaware limited liability company (the “Division”).

(8)

Each Incentive Unit vests in three equal annual installments commencing on the first three anniversaries of July 1, 2023, subject to the Named Executive Officer’s continued service through the applicable vesting date.

Additional Narrative Disclosure Regarding Executive Compensation Matters

Incentive Unit Awards

Our Named Executive Officers received grants of Incentive Units in 2023 and 2024 from NDB LLC and LandBridge Holdings, respectively. Prior to the IPO, the Incentive Units held by the Named Executive Officers consisted solely of Incentive Units at NDB LLC. In connection with, and as a result of, the Division, the Named Executive Officers who held NDB LLC Incentive Units received an identical number of Incentive Units in LandBridge Holdings, under the terms and conditions of the LandBridge Holdings limited liability company agreement and the individual award agreements governing each grant, including with respect to vesting.

Whether the Incentive Units included in the tables above relate to NDB LLC or LandBridge Holdings, the Company does not have any cash or other obligations to make payments with respect to such Incentive Units. The Incentive Units are reflected within these compensation disclosures solely to show one aspect of the compensation that the applicable Named Executive Officers have received for their services to the Company and its affiliated entities.

Following the Division and as of the date of this filing, the Incentive Units held by the Named Executive Officers at LandBridge Holdings are the only Incentive Units attributable to services that the Named Executive Officers provide to the Company and its subsidiaries.

The Incentive Unit awards are structured as profits interests awards, rather than capital interests, and they do not provide the holder with the rights of an equity holder (such as dividend or voting rights) of LandBridge Holdings. Each Incentive Unit derives a potential value based upon a combination of a threshold value assigned to that award and the total value of the incentive pool at the time of a distribution to equity holders of LandBridge Holdings (generally triggered upon the occurrence of certain liquidity or other events with respect to LandBridge Holdings).

The Incentive Units were granted subject to a three-year service vesting schedule, which is partially met for the Named Executive Officers as shown in the table above. The vesting of an Incentive Unit award can be accelerated upon a change in control event for LandBridge Holdings (as defined within the LandBridge Holdings’ limited liability company agreement).

Potential Payments Upon Termination or a Change of Control

The following disclosures discuss the payments and benefits that each of our applicable Named Executive Officers would have been eligible to receive upon certain termination events, assuming that each such termination occurred on December 31, 2024. As a result, the payments and benefits disclosed represent what would have been due and payable to such Named Executive Officers under the applicable agreements and plans in existence between each Named Executive Officer and the Company as of December 31, 2024.

Treatment of Incentive Units upon a Termination of Employment

Pursuant to the award agreements governing the outstanding Incentive Units held by each of the Named Executive Officers, if the Named Executive Officer is terminated by the Manager or the applicable affiliate that employs the Named Executive Officer (the “Employer”) without cause, or the Named Executive Officer terminates his or her employment with good reason, all unvested Incentive Units that would have vested during the following 12 months will be deemed to automatically vest.

Upon a termination of a Named Executive Officer’s employment due to death or disability, the Named Executive Officer would receive accelerated vesting of the amount that is the greater of (a) unvested Incentive Units that would have vested during the following 12 months or (b) the number of Incentive Units that equal 50% of the original Incentive Unit grant amount.

In the event that a Named Executive Officer is terminated by an Employer for cause, all unvested Incentive Units are immediately forfeited, and one-third of any Incentive Unit that had become vested prior to that termination will also be forfeited without consideration.

All unvested Incentive Units held by a Named Executive Officer upon a termination of employment without good reason, upon the Named Executive Officer’s bankruptcy, or upon the transfer of that Named Executive Officer’s awards by contract (including death, divorce, operation of law or otherwise) will be immediately forfeited.

Treatment of LTIP Awards upon a Termination of Employment (including in connection with a Change in Control)

Pursuant to the award agreements governing outstanding LTIP awards held by each Named Executive Officers, upon a termination of employment without cause, or by the Named Executive Officer for good reason (such terms as defined in the applicable award agreement), the RSUs will immediately become fully vested.

Upon termination of employment due to death or disability, then the greater of (i) all unvested RSUs that would have vested within the next year following the termination of the Named Executive Officer’s employment, or (ii) the minimum number of unvested RSUs that, if vested, would cause 50% of the total number of RSUs granted to become vested, will immediately become fully vest.

Upon a termination of employment due to a change in control (as defined in the LTIP), the RSUs will immediately become fully vested.

For each Named Executive Officer, as of December 31, 2024, the accelerated value of their RSUs would be based upon the number of outstanding RSUs reflected in the Outstanding Equity Table above (as well as the vesting schedule set forth in the footnotes to such table with respect to death or disability situations), multiplied by the price of our common stock on December 31, 2024, which was $64.60.

DIRECTOR COMPENSATION

Annual compensation for our non-employee directors is currently comprised of cash and equity-based compensation, as set out below. We also reimburse our directors for reasonable out-of-pocket expenses associated with travel to and attendance at our Board and committee meetings. We do not pay for meeting attendance or provide any other benefits or perquisites to our non-employee directors.

For the year ended December 31, 2024, the members of our Board, other than Messrs. Capobianco, Morrow, Sulton, Bayouth, Moore, and Ms. Harling (collectively, the “Five Point Directors”), received compensation for their service on our Board and committees thereof consisting of the items below:

•	an annual retainer of $100,000;

•	an additional annual retainer of $10,000 for service in the Audit Committee; and

•	an additional annual retainer of $10,000 for service as the chair of the Audit Committee.

Additionally, for the year ended December 31, 2024, directors of our Board, other than the Five Point Directors, received a grant of RSUs under the LTIP with a fair value of approximately $125,000 based on the IPO price.

The Company does not pay any compensation to the Five Point Directors for their service as directors on our Board.

The following table summarizes the compensation provided to the members of our Board for the year ended December 31, 2024. All compensation provided to Mr. Long with respect to the 2024 year is reflected within the Summary Compensation Table above.

Director Compensation Table for 2024 Fiscal Year

The table below sets forth the compensation of our non-employee directors received for the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
David N. Capobianco	—	—	—
Matthew K. Morrow	—	—	—
Michael S. Sulton	—	—	—
Frank Bayouth	—	—	—
Ben Moore	—	—	—
Kara Goodloe Harling	—	—	—
Charles Watson	55,000	229,119	284,119
Ty Daul(3)	65,000	229,119	294,119
Valerie P. Chase(3)	70,000	229,119	299,119
Andrea Nicolás(3)(4)	44,671	279,340	324,011

(1)	The amounts reflected in this column reflect the annual cash compensation paid to the non-employee directors, prorated based on days of service on our Board for the year ended December 31, 2024.
(2)

The amounts reflected in this column represent the grant date fair value of the 7,353 RSUs granted to the non-employee directors in July 2024 (or in September 2024 for Ms. Nicolás), computed in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. As of the date of this filing and as expected to remain consistent as of December 31, 2024, all of the RSUs granted to our non-employee directors remain outstanding. See Note 8 to our consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for additional detail regarding assumptions underlying the value of these equity awards.

(3)	This director received an additional annual retainer of $10,000 for service on the ad hoc conflicts committee.
(4)	This director received an additional retainer of $5,000 for service as the chair of the ad hoc conflicts committee.

Non-Employee Director Compensation Arrangements

Under the director compensation program, members of our Board who are also employees do not receive additional compensation for their service as directors. Each director is entitled to be reimbursed for reasonable out-of-pocket expenses associated travel incurred to attend meetings and activities of our Board or any of its committees. Each director is also indemnified by us for actions associated with serving as a director to the fullest extent permitted under Delaware law pursuant to indemnification agreements entered into with such director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OpCo LLC Agreement

Under the Amended and Restated Limited Liability Company Agreement of OpCo, dated as of July 1, 2024, as amended by Amendment No. 1 thereto, dated effective as of September 30, 2024 (collectively, the “OpCo LLC Agreement”), each holder of an OpCo Unit, subject to certain limitations, has the right, subject to certain limitations (the “Redemption Right”) to cause OpCo to acquire all or a portion of its OpCo Units (along with the cancellation of a corresponding number of our Class B shares) for, at OpCo’s election, (i) Class A shares at a redemption ratio of one Class A Share for each OpCo Unit redeemed, subject to applicable conversion rate adjustments, or (ii) cash in an amount equal to the Cash Election Amount (as defined below) of such Class A shares, subject to the Equity Offering Condition (as defined below). OpCo will determine whether to issue Class A shares or pay cash in an amount equal to the Cash Election Amount in lieu of the issuance of Class A shares based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A shares (including the trading price for the Class A shares at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of additional common shares) to acquire the OpCo Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, we (instead of OpCo) will have the Call Right (as defined in the OpCo LLC Agreement) to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming holder of OpCo Units (“OpCo Unitholder”) for, at our election, (x) one Class A Share, subject to applicable conversion rate adjustments, or (y) cash in an amount equal to the Cash Election Amount of such Class A shares, subject to the Equity Offering Condition. We may exercise the Call Right only if an OpCo Unitholder first exercises its Redemption Right, and an OpCo Unitholder may exercise its Redemption Right in its discretion. As the sole managing member of OpCo, our decision to pay the Cash Election Amount upon an exercise of the Redemption Right or Call Right may be made by a conflicts committee consisting solely of independent directors. In connection with any redemption of OpCo Units pursuant to the Redemption Right or acquisition of OpCo Units pursuant to the Call Right, a corresponding number of Class B shares held by the redeeming OpCo Unitholder will be automatically cancelled.

In September 2024, the OpCo LLC Agreement was amended to, among other things, provide that so long as a redeeming holder and its affiliates own at least 40% of the voting power of the Company, (i) OpCo may elect to settle a redemption by such holder in cash only to the extent that, prior to or contemporaneously with making such election, the Company issues a number of Company Equity Securities (as defined in the OpCo LLC Agreement) at least equal to the number of OpCo Units subject to such redemption and contributes to OpCo an amount in cash equal to the net proceeds received by the Company from the issuance of such Company Equity Securities, and (ii) the Company may make a cash election in connection with its exercise of the Call Right with respect to a redemption by such holder only to the extent that, prior to or contemporaneously with making such election, the Company issues a number of Company Equity Securities at least equal to the number of OpCo Units subject to such redemption (in each case, the “Equity Offering Condition”).

Our acquisition (or deemed acquisition for U.S. federal income tax purposes) of OpCo Units pursuant to an exercise of the Redemption Right or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo, and such adjustments will be allocated to us. These adjustments would not have been available to us absent such acquisition or deemed acquisition of OpCo Units and, to the extent the adjustments are allocable to assets of OpCo other than its interest in DBR REIT LLC, are expected to produce tax deductions from depletion, depreciation and amortization that reduce the amount of cash tax that we would otherwise be required to pay in the future.

Our LLC Agreement contains provisions effectively linking each OpCo Unit with one of our Class B shares such that Class B shares cannot be transferred without transferring an equal number of OpCo Units and vice versa.

As the OpCo Unitholders cause their OpCo Units to be redeemed, holding other assumptions constant, our membership interest in OpCo will be correspondingly increased, the number of Class A shares outstanding will be increased, and the number of Class B shares will be decreased.

“Cash Election Amount” means, with respect to the Class A shares to be delivered to the redeeming OpCo Unitholder by OpCo pursuant to the Redemption Right or the Call Right, as applicable, (i) the amount of cash that would be received if the number of Class A shares to which the redeeming OpCo Unitholder would otherwise be entitled were sold at a per share price equal to the trailing 10-day volume weighted average price of a Class A share on such redemption date, net of actual or deemed offering expenses or (ii) if the Class A shares no longer trade on a securities exchange or automated or electronic quotation system, an amount equal to the Fair Market Value (as defined in the OpCo LLC Agreement) of one Class A share that would be obtained in an in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell and without regard to the particular circumstances of the buyer or seller.

Under the OpCo LLC Agreement, subject to the obligation of OpCo to make tax distributions and to reimburse us for our corporate and other overhead expenses, we have the right to determine when dividends will be paid to the OpCo Unitholders and the amount of any such dividends.

If we authorize dividends, such dividends will be paid to the OpCo Unitholders generally on a pro rata basis in accordance with their respective percentage ownership of OpCo Units.

The OpCo Unitholders, including us, are allocated their proportionate share of any taxable income or loss of OpCo pursuant to the OpCo LLC Agreement and will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of OpCo. Net profits and net losses of OpCo generally will be allocated to OpCo Unitholders on a pro rata basis in accordance with their respective percentage ownership of OpCo Units, except that certain non-pro rata adjustments will be required to be made to reflect built-in gains and losses and tax depletion, depreciation and amortization with respect to such built-in gains and losses. The OpCo LLC Agreement provides, to the extent cash is available and subject to the terms of any current or future debt or other arrangements, for pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow such holders to satisfy their respective income tax liabilities with respect to their allocable share of the income of OpCo, based on certain assumptions and conventions, provided that the distribution will be sufficient to allow us to satisfy our actual tax liabilities.

The OpCo LLC Agreement provides that, except as otherwise determined by us or in connection with the exercise of the Call Right, at any time we issue a Class A Share or any other equity security, the net proceeds received by us with respect to such issuance, if any, shall be concurrently invested in OpCo, and OpCo shall issue to us one OpCo Unit or other economically equivalent equity interest. Conversely, if at any time any Class A shares are redeemed, repurchased or otherwise acquired, OpCo shall redeem, repurchase or otherwise acquire an equal number of OpCo Units held by us, upon the same terms and for the same price, as the Class A shares are redeemed, repurchased or otherwise acquired.

Under the OpCo LLC Agreement, the members have agreed that LandBridge Holdings, Five Point and WaterBridge, as well as their affiliates, are permitted to engage in business activities or invest in or acquire businesses that may compete with our business or do business with any client of ours.

Registration Rights Agreements

In connection with the closing of the IPO, we entered into a registration rights agreement with LandBridge Holdings (the “IPO RRA”) pursuant to which we agreed to register under the federal securities laws the offer and resale of all Class A shares owned by or underlying the Class B shares and OpCo Units owned by LandBridge Holdings or certain of its affiliates or permitted transferees. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of Class A shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. Subject to certain exceptions, if at any time we propose to register an offering of Class A shares or conduct an underwritten offering, regardless of whether for our own account, then we must notify the holders of Registrable

Securities (as defined in the IPO RRA) or their permitted transferees of such proposal, to allow them to include a specified number of their Class A shares in that registration statement or underwritten offering, as applicable, including Class A shares issuable upon the redemption of the OpCo Units and the cancellation of a corresponding number of our Class B shares.

In connection with the closing of our December private placement, we entered into a registration rights agreement with certain investors party thereto (the “PIPE RRA”) pursuant to which we agreed to register under the federal securities laws the offer and resale of all Class A shares owned by the holders listed thereunder. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of Class A shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances.

Master Reorganization Agreement

General

In connection with the consummation of the IPO, LandBridge Holdings and certain of its affiliates entered into a master reorganization agreement (the “Master Reorganization Agreement”) that governed the consummation of the corporate reorganization. Pursuant to the Master Reorganization Agreement, following the formation of LandBridge Holdings and its acquisition of NDB LLC’s interest in OpCo and LandBridge, (i) LandBridge Holdings caused each of LandBridge and OpCo to amend and restate their respective operating agreements, (ii) LandBridge issued 16,675,000 Class A shares in the IPO, representing 100% of the economic rights in LandBridge, in exchange for the proceeds of the IPO, (iii) LandBridge contributed all of the net proceeds from the IPO (including any net proceeds from the exercise of the underwriter’s option to purchase additional Class A shares) to OpCo in exchange for a number of OpCo Units equal to the number of Class A shares issued in the IPO and (iv) LandBridge Holdings received a number of Class B shares equal to the number of OpCo Units held by it immediately following the IPO.

Indemnification

The Master Reorganization Agreement provides that we will indemnify LandBridge Holdings and its affiliates, other than us and our subsidiaries, against losses arising out of third-party claims (including litigation matters and other claims) based on, arising out of or resulting from:

•	the ownership or the operation of our assets or properties, and the operation or conduct of our business, prior to or following the IPO;

•	the consummation of the transactions contemplated by the Master Reorganization Agreement; and

•

the failure of OpCo or its subsidiaries to have on the closing date of the IPO any consent, license, permit or approval necessary to allow such person to own or operate its respective assets and businesses, in substantially the same manner consistent with past practices.

In addition, we will indemnify LandBridge Holdings and its affiliates, not including us and our subsidiaries, against losses, including liabilities under the Securities Act and the Exchange Act, relating to material misstatements in or material omissions from the registration statement of which this prospectus is a part and any other registration statement or report that we file, other than material misstatements or material omissions made in reliance on information relating to and furnished by LandBridge Holdings for use in the preparation of that registration statement or report, against which LandBridge Holdings will agree to indemnify us.

Shareholder’s Agreement

In connection with the closing of the IPO, we entered into the Shareholder’s Agreement with LandBridge Holdings. As discussed further below, the Shareholder’s Agreement provides certain rights to LandBridge Holdings.

Our Shareholder’s Agreement provides that the parties thereto will use their respective reasonable efforts (including voting or causing to be voted all of our common shares beneficially owned by each) so that no amendment is made to our LLC Agreement in effect as of the date of the Shareholder’s Agreement that would add restrictions to the transferability of our common shares by LandBridge Holdings that are beyond those provided for in our LLC Agreement, the Shareholder’s Agreement or applicable securities laws, unless such amendment is approved by LandBridge Holdings.

The Shareholder’s Agreement will terminate upon LandBridge Holdings and its affiliates party thereto ceasing to beneficially own at least 10% of our common shares.

Designation and Election of Directors

The Shareholder’s Agreement provides that, subject to compliance with applicable law and NYSE rules, for so long as LandBridge Holdings and certain affiliates beneficially own at least 40% of our outstanding common shares, LandBridge Holdings shall be entitled to designate a number of directors equal to a majority of the board of directors, plus one director; and for so long as LandBridge Holdings and such affiliates beneficially own at least 30%, 20% and 10% of our outstanding common shares, LandBridge Holdings shall be entitled to designate at least three directors, two directors and one director, respectively. So long as LandBridge Holdings is entitled to designate one or more nominees to the board and notifies the board of directors of its desire to remove, with or without cause, any director previously designated by it to the board, we are required to take all necessary action to cause such removal. Further, so long as LandBridge Holdings has the right to designate at least one director to our board of directors, it will also have the right to appoint a number of board observers, who will be entitled to attend all meetings of the board in a non-voting, observer capacity, equal to the number of directors LandBridge Holdings is entitled to appoint.

In accordance with the Shareholder’s Agreement, LandBridge Holdings designated all of our existing directors for re-election to our Board.

Shared Services Agreement

We are party to the Shared Services Agreement with the certain affiliates of WaterBridge. Pursuant the Shared Services Agreement, certain affiliates of WaterBridge provide us with our senior executive management team, as well as general, administrative and overhead services to support our business and development activities. The term of the Shared Services Agreement continues until terminated by mutual agreement. As consideration for the services rendered pursuant to the Shared Services Agreement, we reimburse all fees and expenses incurred by the certain affiliates of WaterBridge or agents on our behalf. We pay the certain affiliates of WaterBridge our proportionate share of its total costs as determined under the Shared Services Agreement. For the year ended December 31, 2024, we paid approximately $10.1 million for shared services and direct cost reimbursements.

Equity Sponsor Services

In addition to the Shared Services Agreement, we reimburse Five Point for our usage of its geographic information services as well as legal services as necessary to support our operations. For the year ended December 31, 2024 and 2023, we paid Five Point $0.3 million and $0.2 million, respectively, in reimbursements in connection with this arrangement.

Historical Transactions with Affiliates

In the normal course of business, we enter into transactions with related parties in which certain of our affiliates hold financial interests, which are described in more detail below.

Transactions with WaterBridge NDB

In the ordinary course of business, we have entered into produced water facilities agreements and a fresh water facilities agreement, together with related surface use agreements, including easements and rights of way (“SUAs”), with WaterBridge NDB Operating LLC (“WB NDB”) pursuant to which we have granted certain rights to construct, operate and maintain produced water handling facilities and brackish water facilities on our land. One produced water facilities agreement has an initial term of approximately five years and automatic one-year renewals unless terminated by either party prior to renewal. The other produced water facilities agreement has an initial term of approximately ten years and automatic one-year renewals unless terminated by either party prior to renewal. The fresh water facilities agreement has an initial term of approximately fifteen years and automatic one-year renewals unless terminated by a party prior to renewal. SUAs generally have terms of 10 years, with the option for WB NDB to renew for additional 10-year terms in return for additional renewal payments, and include a customary fee schedule, with a provision for royalties related to certain specified activities. For the year ended December 31, 2024 and 2023, we received $26.1 million and $9.3 million, respectively, in total revenues in fees related to such agreements.

East Stateline Acquisition

On May 10, 2024, we acquired the East Stateline Ranch, consisting of approximately 103,000 surface acres and associated surface use contracts, from a private, third-party seller for aggregate cash consideration of $360.0 million pursuant to the acquisition of the East Stateline Ranch assets (“East Stateline Acquisition”). In connection with the East Stateline Acquisition, we entered into a partial assignment and assumption agreement with WB NDB, pursuant to which we assigned our rights to acquire certain produced water and brackish supply water assets to WB NDB prior to the closing of the East Stateline Acquisition, and in exchange WB NDB funded purchase consideration of $165.0 million at the closing of the transaction. In accordance with the partial assignment, we also acquired the associated surface use contracts.

Transactions with WaterBridge Operating

In the ordinary course of business, we have entered into SUAs, including easements and right-of-way, with WaterBridge Operating LLC (“WaterBridge Operating”) pursuant to which we have granted certain rights to construct, operate and maintain water facilities on our land. Pursuant to the acquisition of 46,026 surface acres in Reeves and Pecos Counties, Texas (the “Wolf Bone Ranch” and such acquisition, the “Wolf Bone Ranch Acquisition”), we inherited a surface lease and use agreement with WaterBridge that grants WaterBridge the non-exclusive right to construct, own and operate produced water handling infrastructure on the Wolf Bone Ranch. Such SUAs typically have terms of 10 years, with the option for WaterBridge Operating to renew for additional 10-year terms in return for one-time renewal payments, and include a customary fee schedule, with a provision for royalties related to certain specified activities. For the year ended December 31, 2024 and 2023, we received less than $0.1 and $1.1 million, respectively, in fees related to such agreements, consisting primarily of surface damage payments.

Transactions with Desert Environmental

In the ordinary course of business, we have entered into SUAs with subsidiaries of Desert Environmental LLC, a non-hazardous oilfield reclamation and solid waste facilities operator with whom we share a financial sponsor (“Desert Environmental”), pursuant to which we have granted certain rights to construct, operate and maintain non-hazardous oilfield reclamation and solid waste facilities on our land. Such agreements have a minimum term of 10 years and include an industry standard fee schedule, with a provision for royalties based on a percentage of net revenue received by Desert Environmental non-hazardous oilfield reclamation activities. For the year ended December 31, 2024 and 2023, we received $1.3 million and $1.1 million, respectively, in fees related to such agreements, consisting primarily of surface damage payments and minimal royalties on non-hazardous oilfield reclamation activities.

Transactions with Powered Land Partners, LLC

We entered into a lease development agreement for the development of a data center and related facilities on approximately 2,000 acres of our land in Reeves County, Texas with Powered Land Partners, LLC, a joint venture between a third-party developer and funds affiliated with Five Point Energy (“PLP”). The lease development agreement includes, among other things, a non-refundable $8.0 million deposit paid in December 2024 for a two-year site selection and pre-development period. PLP is obligated to meet certain timing milestones to maintain its lease, to include the commencement of site development within a two-year period and construction of the data center within a subsequent four-year period. Upon initiation of construction of a data center, PLP will make escalating annual lease payments commencing at $2 million per year during the development period and $8 million per year commencing on the first anniversary of the commencement date of construction, subject to customary annual CPI escalation. PLP will also make additional payments based on the net revenue received with respect to the power generation facilities to be located on the leased property. To the extent PLP does not commence site development within two years of entry into the lease development agreement or commence construction of the data center within a subsequent four-year period, the agreement will automatically terminate. PLP may also terminate the agreement following the commencement of construction of the data center, subject to an early termination fee. We can offer no assurance that the counterparty will lease the site, nor can there be any assurance that PLP will be successful in its efforts to develop the data center or any power generation facilities. Approval of the lease development agreement and related transactions were referred to an independent Conflicts Committee of our board of directors for approval.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a formal policy for approval of Related Party Transactions. For as long as we are a “smaller reporting company,” a “Related Party Transaction” is defined as any transaction, arrangement or relationship in which we or any of our current or future subsidiaries was, is or will be a participant, the amount of which involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any Related Person had, has or will have a direct or indirect material interest. Once we no longer qualify as a “smaller reporting company,” a “Related Party Transaction” will be defined as a transaction, arrangement or relationship in which we or any of our current or future subsidiaries was, is or will be a participant and the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or a director nominee;

•	any person who is known by us to be the beneficial owner of more than 5% of our outstanding common shares; and

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law of a director, director nominee, executive officer or a beneficial owner of more than 5% of our common shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common shares.

Pursuant to our Related Party Transactions policy, we expect that, subject to certain exceptions, any such transactions, including transactions with LandBridge Holdings and its affiliates, including Five Point, WaterBridge and Desert Environmental, may, at the sole discretion of our Board in light of the circumstances, be reviewed and approved or ratified by our Audit Committee or Conflicts Committee pursuant to the procedures included in our LLC Agreement. Not all conflicted transactions are required to be presented to a conflicts committee, and our Board has adopted a separate related persons transactions policy for related person transactions that may arise on an ongoing basis. In addition, our LLC Agreement provides that in the event a potential conflict of interest exists or arises between any of our officers and directors and their respective affiliates and LandBridge Holdings, Five Point, WaterBridge and Desert Environmental, as well as their officers, directors and affiliates, on the one hand, and us, any of our subsidiaries or any of our public shareholders, on the other hand, a resolution or course of action by our Board shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of our Board to us or our shareholders, if such resolution or course of action (i) is approved by a conflicts committee composed entirely of independent directors, (ii) is approved by shareholders holding a majority of our common shares that are disinterested parties, (iii) is determined by our Board to be on terms that, when taken together in their entirety, are no less favorable than those generally provided to or available from unrelated third parties or (iv) is determined by our Board to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us). In determining whether to approve or ratify a Related Party Transaction, we expect that the appropriate parties will consider a variety of factors they deem relevant, such as: the terms of the transaction; the terms available to unrelated third parties; the benefits to us; and the availability of other sources for comparable assets, products or services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common shares outstanding by:

•	each person known to us to be beneficial owners of more than 5% of any class of our outstanding common shares;

•	each director (including our nominees) and named executive officer; and

•	all of our directors and executive officers as a group.

The amounts of common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. In addition, a person is deemed to be the beneficial owner of securities that the person has the right to acquire within sixty days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The beneficial ownership percentages set forth in the table below are based on 23,255,419 Class A shares and 53,141,496 Class B shares outstanding as of the Record Date. All information with respect to beneficial ownership has been furnished, or filed with the SEC, by the respective shareholders, directors and executive officers, as the case may be, as of the Record Date. Unless otherwise noted, the mailing address of each listed beneficial owner under “5% Shareholders” and “Directors and Executive Officers” is c/o LandBridge Company LLC, 5555 San Felipe Street, Suite 1200 Houston, Texas 77056.

Name of Beneficial Owner	Class A Shares	Class B Shares(1)	Combined Voting Power(2)
Directors, Director Nominees and Named Executive Officers:
Jason Long	254,827	—	*
Scott L. McNeely	92,914	—	*
Harrison Bolling	74,390	—	*
Jason Williams	74,390	—	*
David N. Capobianco(3)	—	53,141,496	69.6%
Matthew K. Morrow	—	—	*
Kara Goodloe Harling	—	—	*
Michael S. Sulton	—	—	*
Frank Bayouth	—	—	*
Charles Watson	124,953	—	*
Ty Daul	16,153	—	*
Ben Moore	—	—	—
Valerie P. Chase	10,278	—	*
Andrea Nicolás	7,353	—	*
Directors, Director Nominees and Executive Officers as a Group (14 Persons)	655,258	53,141,496	70.0%
5% Shareholders:
LandBridge Holdings LLC (3)	—	53,141,496	69.6%
Entities affiliated with Horizon Kinetics Asset Management LLC (4)	5,401,647	—	7.1%

*	Less than 1%.

(1)

Subject to the terms of the OpCo LLC Agreement, OpCo Unitholders (other than us) have the right to redeem all or a portion of their OpCo Units for Class A shares (or cash, at OpCo’s election) at a redemption ratio of one Class A share for each OpCo Unit redeemed. In connection with any such redemption of OpCo Units, a corresponding number of Class B shares will be cancelled. Please see “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.” Beneficial ownership of OpCo Units is not reflected as beneficial ownership of our Class A shares for which such OpCo Units may be redeemed.

(2)

Represents percentage of voting power of our Class A shares and Class B shares voting together as a single class. OpCo Unitholders will hold one Class B share for each OpCo Unit that they own. Each Class B share has no economic rights, but entitles the holder thereof to one vote for each OpCo Unit held by such holder. Accordingly, OpCo Unitholders collectively have a number of votes in us equal to the number of OpCo Units that they hold.

(3)

LandBridge Holdings, which directly holds all of our Class B shares, is controlled by a board of managers consisting of four members. Five Point Energy Fund II AIV-VII LP (“Fund II”) and Five Point Energy Fund III AIV-VIII LP (“Fund III”), who collectively own 97.4% of the capital interests of LandBridge Holdings, have the right to appoint a majority of the members of the board of managers of LandBridge Holdings. Five Point Energy GP II LP is the sole general partner of Fund II. Five Point Energy GP II LLC is the sole general partner of Five Point Energy GP II LP. Five Point Energy GP III LP is the sole general partner of Fund III. Five Point Energy GP III LLC is the sole general partner of Five Point Energy GP III LP. Each of Five Point Energy GP II LLC and Five Point Energy GP III LLC is controlled by David N. Capobianco as each respective entity’s sole member. Mr. Capobianco may exercise voting and dispositive power over the Class B shares held by LandBridge Holdings and may be deemed to be the beneficial owner thereof. Mr. Capobianco disclaims beneficial ownership of Class B shares in excess of his pecuniary interest therein.

(4)

Represents (i) 5,169,714 Class A shares held by Horizon Kinetics Asset Management LLC, (ii) 49,975 Class A shares held by Kinetics Internet Fund, (iii) 33,316 Class A shares held by Concentrated Opportunities Fund LP, (iv) 16,658 Class A shares held by Horizon Multi-Strategy Fund LP, (v) 6,663 Class A shares held by Mary C Ewing Trust, (vi) 4,998 Class A shares held by Kinetics Market Opportunities Fund, (vii) 3,332 Class A shares held by Kinetics Paradigm Fund and (viii) 1,666 Class A shares held by Kinetics Spin-Off & Corporate Restructuring Fund (together, the “HK Accounts”). Horizon Kinetics Asset Management LLC (“HKAM”) acts as a discretionary investment manager on behalf of the HK Accounts. HKAM is a wholly-owned subsidiary of Horizon Kinetics Holding Corporation (“HKHC”) and Murray Stahl is HKHC’s Chief Executive Officer and Chief Investment Officer and Chairman of HKHC’s board of directors. Each of HKAM, HKHC and Mr. Stahl disclaims beneficial ownership of Class A shares in excess of their pecuniary interest therein. The address of the HK Accounts is 470 Park Ave South, New York, NY 10016.

ADDITIONAL INFORMATION

We file annual and quarterly reports and other reports and information with the SEC through the Electronic Data Gathering, Analysis and Retrieval system (known as “EDGAR”), which are publicly available on the SEC’s website, located at http://www.sec.gov. We will mail, without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

LandBridge Company LLC

5555 San Felipe Street, Suite 1200

Houston, Texas 77056

Attn: Investor Relations

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is also available at https://ir.landbridgeco.com under “Annual Reports” in the “SEC Filings” section of our website.

OTHER MATTERS

Our Board does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Shareholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

P.O. BOX 8016, CARY, NC 27512-9903

LandBridge Company LLC

Annual Meeting of Shareholders

For Shareholders of record as of April 11, 2025

Tuesday, June 10, 2025, 9:00 AM Central Time

Annual Meeting to be held via the internet - please visit http://www.proxydocs.com/LB for more details.
YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 9:00 AM Central Time, June 10, 2025.

Internet:
www.proxypush.com/LB
● Cast your vote online
● Have your Proxy Card ready
● Follow the simple instructions to record your vote

Phone:
1-866-475-8895
● Use any touch-tone telephone
● Have your Proxy Card ready
● Follow the simple recorded instructions
Mail:
● Mark, sign and date your Proxy Card
● Fold and return your Proxy Card in the postage-paid envelope provided
Virtual:
You must register to attend the meeting online and/or participate at www.proxydocs.com/LB

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Harrison Bolling and Scott McNeely (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of LandBridge Company LLC which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

LandBridge Company LLC Annual Meeting of Shareholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

  FOR ALL NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSAL 2

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	To elect 11 nominees to serve as directors of LandBridge for a one-year term or until each such director’s successor is duly elected and qualified or until each such director’s earlier death, resignation, disqualification or removal.
		FOR	WITHHOLD
	1.01 David N. Capobianco	☐	☐		FOR

	1.02 Jason Long	☐	☐		FOR

	1.03 Matthew K. Morrow	☐	☐		FOR

	1.04 Michael S. Sulton	☐	☐		FOR

	1.05 Frank Bayouth	☐	☐		FOR

	1.06 Kara Goodloe Harling	☐	☐		FOR

	1.07 Ben Moore	☐	☐		FOR

	1.08 Charles Watson	☐	☐		FOR

	1.09 Ty Daul	☐	☐		FOR

	1.10 Valerie P. Chase	☐	☐		FOR

	1.11 Andrea Nicolás	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of LandBridge for the fiscal year ending December 31, 2025.	☐	☐	☐	FOR

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

You must register to attend the meeting online and/or participate at www.proxydocs.com/LB

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date